Exhibit 5.3

STITES & HARBISON, PLLC

400 West Market Street, Suite 1800

Louisville, Kentucky 40202-3352

Telephone: (502) 587-3400

August 8, 2016

Owens Corning

One Owens Corning Parkway

Toledo, OH 43659

RE:	3.400% Senior Notes Due 2026

Ladies and Gentlemen:

We have acted as counsel in the Commonwealth of Kentucky (“Kentucky”) to Soltech, Inc., a Kentucky corporation (the “Kentucky Guarantor”), a wholly owned subsidiary of Owens Corning, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of $400,000,000 aggregate principal amount of its 3.400% Senior Notes due 2026 (the “Notes”) pursuant to the prospectus supplement dated August 3, 2016 (the “Prospectus Supplement”), which supplements the prospectus dated February 11, 2015 (the “Base Prospectus”) that forms a part of the Company’s Registration Statement on Form S-3 (File No. 333-202011) filed on February 11, 2015 (the “Registration Statement”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations under the Securities Act. The Notes are being issued under the Indenture (the “Base Indenture”) dated as of June 2, 2009, among the Company, the subsidiaries of the Company described therein as guarantors (“Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended and supplemented by the Third Supplemental Indenture (the “Third Supplemental Indenture”), dated as of October 22, 2012, among the Company, the Guarantors named as a party thereto and the Trustee, as further amended and supplemented by the Fourth Supplemental Indenture (the “Fourth Supplemental Indenture”), dated as of November 12, 2014, among the Company, the Guarantors named as a party thereto and the Trustee, and as further amended and supplemented by the Fifth Supplemental Indenture (the “Fifth Supplemental Indenture”; and with the Base Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and the Fifth Supplemental Indenture, collectively, the “Indenture”), dated as of August 8, 2016, among the Company, the Guarantors named as a party thereto and the Trustee, which Notes will be guaranteed by the Kentucky Guarantor. The guarantee of the Notes by the Kentucky Guarantor is evidenced by the Notation of Guarantee (the “Guarantee”) of even date herewith.

In rendering the opinions expressed below, we have examined and relied upon (i) a copy of the Underwriting Agreement, dated as of August 3, 2016 (the “Underwriting Agreement”), among Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and

Owens Corning

August 8, 2016

Citigroup Global Markets Inc. as representatives of the Underwriters, the Company, and the Guarantors named therein (the “Guarantors”), including the Kentucky Guarantor, (ii) a copy of the Prospectus Supplement delivered to us by the Company; (iii) a copy of the Indenture (including the form of Guarantee attached thereto); (iv) a copy of the Articles of Incorporation of the Kentucky Guarantor, as certified by the Secretary of State of Kentucky on August 1, 2016 (the “Articles of Incorporation”), (v) a Certificate of Existence for the Kentucky Guarantor, as issued by the Secretary of State of Kentucky on August 3, 2016 (the “Certificate of Existence”); (vi) a copy of the Amended and Restated By-Laws of the Kentucky Guarantor (the “Bylaws”), as certified by the Secretary of the Kentucky Guarantor, and (vii) a copy of all proceedings, actions and resolutions of the board of directors of the Kentucky Guarantor relating to the Registration Statement, the Indenture, the Guarantee and the issuance and sale of the Notes. In such review, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies. Without independent investigation, we have relied upon and assumed the accuracy and completeness of (i) certificates and statements of officers of the Kentucky Guarantor as to factual matters, (ii) corporate records provided to us by such officers, (iii) certificates, copies and other documents obtained from public officials, and (iv) the representations and warranties contained in the Underwriting Agreement as to factual matters.

We also have assumed without investigation that (i) the Registration Statement, the Indenture and the Guarantee have been duly authorized, executed and delivered by all parties to the Registration Statement, the Indenture and the Guarantee other than the Kentucky Guarantor and (ii) the Kentucky Guarantor’s execution, delivery or performance of the Registration Statement, the Indenture and the Guarantee will not breach, violate, conflict with or constitute a default under any agreement (other than the Registration Statement, the Indenture and the Guarantee), contract or obligation of the Kentucky Guarantor. We have further assumed, without investigation, the receipt or making of any consent, approval, order or authorization of, and the effectiveness of any registration or filing with, any third party or governmental body that is required to be received or made by any party in connection with the execution, delivery and filing of the Registration Statement, the Indenture or the Guarantee, or the consummation of the transactions contemplated thereby.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth in this opinion (the “Opinion”), we are of the opinion that:

1. The Kentucky Guarantor is a corporation duly incorporated and validly existing under the laws of Kentucky.

2. The Kentucky Guarantor has the corporate power and authority to execute, deliver and perform its obligations under the Registration Statement, the Indenture and the Guarantee.

Owens Corning

August 8, 2016

3. The Kentucky Guarantor has duly authorized the (i) execution and delivery of the Indenture and the Guarantee and (ii) performance by the Kentucky Guarantor of its obligations under the Indenture and the Guarantee.

4. The Registration Statement has been duly authorized, executed and delivered by the Kentucky Guarantor.

5. The Indenture and the Guarantee have been duly authorized, executed and delivered by the Kentucky Guarantor.

This Opinion is limited to the laws of Kentucky, and we express no opinion concerning the laws of any other jurisdiction or whether such laws may apply, under a conflict of laws analysis or otherwise. We express no opinion as to matters relating to securities or blue sky laws of any jurisdiction or any rules or regulations thereunder. We express no opinion as to the enforceability of the Registration Statement, the Indenture or the Guarantee.

This Opinion is for your benefit in connection with the transactions contemplated by the Registration Statement, the Prospectus Supplement, the Indenture and the Guarantee and may be relied upon only by you and other persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this Opinion as an exhibit to the Company’s current report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and to all references to our firm in the Prospectus and the Prospectus Supplement. In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the Commission thereunder.

Very truly yours,

STITES & HARBISON PLLC

/s/ STITES & HARBISON, PLLC

APH/DES